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                                                                      EXHIBIT 99

March 28, 2002

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Arthur Andersen, LLP

         The purpose of this letter is to address the requirements of the Securities and Exchange Commission (the "Commission") with respect to issuers that include accountants reports from Arthur Andersen, LLP ("Andersen") issued after March 14, 2002 in filings with the Commission.

         In connection with the audit of the consolidated financial statements of Martin Industries, Inc. and subsidiary (the "Company") as of December 31, 2001 and for the year ended, Andersen has issued a report to the Company dated March 1, 2002, except with respect to the matters discussed in Note 14 as to which the date is March 26, 2002 (the "Report"). The Report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         In accordance with the requirements of the Commission, the Company has received the following written representation from Andersen:

         Arthur Andersen, LLP has audited the consolidated financial statements of Martin Industries, Inc. and subsidiary as of December 31, 2001 and for the year ended, and have issued our report thereon dated March 1, 2002 (except with respect to the matters discussed in Note 14 as to which the date is March 26, 2002). We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


                Martin Industries, Inc.


By:              /s/  JAMES W. TRUITT
     ------------------------------------------------
                    James W. Truitt
          Vice President and Chief Financial
                 Officer and Secretary